CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Trust for Advised Portfolios. Such references appear in the Sound Point Floating Rate Income Fund’s Statement of Additional Information under the headings “Portfolio Holdings Policy” and “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania
May 27, 2014